Exhibit 99.1

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.

www.lilly.com

Date: January 5, 2012

For Release:	Immediately
Refer to:	(317) 276-5795 – Mark E. Taylor (Media)
(317) 655-6874 – Philip Johnson (Investors)

Lilly Comments on 2011 Financial Guidance and Announces 2012 Financial Guidance

•	Company expects to meet or exceed 2011 EPS guidance.

•	2012 financial guidance reflects revenue and earnings declines due to Zyprexa patent expiration.

•	2012 revenue anticipated to be between $21.8 billion and $22.8 billion.

•	Company expects to keep 2012 operating expenses essentially flat versus 2011.

•	2012 earnings per share forecasted to be in the range of $3.10 - $3.20.

•	R&D pipeline includes 12 molecules in Phase III development at end of 2011, exceeding goal of 10.

•	Mid-term guidance through 2014 reconfirmed with minimum annual results of at least $20 billion in revenue, $3 billion in net income and $4 billion in operating cash flow.

•	Company reaffirms commitment to fund dividend at least at current level.

INDIANAPOLIS, IN - Eli Lilly and Company (NYSE: LLY) today commented on its 2011 financial guidance and announced its financial guidance for 2012. The company also reconfirmed its mid-term guidance through 2014.

For 2011, the company expects to meet or exceed its current earnings per share guidance. 2011 EPS guidance is currently in the range of $3.84 to $3.89 on a reported basis, or $4.30 to $4.35 on a non-GAAP basis when excluding $.23 of in-process research and development charges associated with the Boehringer Ingelheim collaboration and $.18 of asset impairment and restructuring charges through the first nine months of 2011, as well as an estimated $.05 asset impairment charge in the fourth quarter of 2011 related to the Xigris® withdrawal. For 2012, the company expects earnings per share to be in the range of $3.10 to $3.20 on both a reported and non-GAAP basis.

“2012 is an important year for Lilly, having entered the period when we face patent expirations on some of our largest products, most notably Zyprexa® late last year and Cymbalta® in the U.S. at the end of 2013,” said John C. Lechleiter, Ph.D., Lilly’s chairman, president and chief executive officer. “We’ve been preparing to meet these challenges for many years, and have the plans in place to enable us to bridge this period and return to sustainable growth after 2014. We remain focused on executing this plan.”

“Our 2012 financial guidance reflects the three key elements of our bridging strategy,” continued Lechleiter. “First and foremost, we are replenishing and advancing our pipeline. We’ve successfully rebuilt our mid- to late-stage pipeline to position Lilly for growth post-2014, with 12 assets now in Phase III, exceeding our goal of 10 by the end of 2011. We continue to revamp our discovery efforts to ensure a more sustainable flow of innovation for the long-term. Second, we’re investing to drive growth in the key brands that don’t lose patent protection during this period and in our countercyclical growth engines that don’t have the same cycle of patent expirations as our U.S. and European pharmaceutical businesses. These include Japan, select emerging markets and our animal health business. Third, we continue to drive productivity gains across our business to fund the R&D necessary to fuel our future growth, recapitalize our physical assets and maintain our dividend at least at its current level.”

Derica Rice, Lilly executive vice president, global services and chief financial officer, commented on the company’s mid-term financial guidance through 2014. “We remain on track to meet or exceed the mid-term minimum financial performance outlined this past June. From now through 2014, on an annual basis we still expect revenue to be at least $20 billion, net income to be at least $3 billion, and operating cash flow to be at least $4 billion.”

2012 Financial Guidance

The company expects full-year 2012 earnings per share to be in the range of $3.10 to $3.20 on both a reported and non-GAAP basis.

The company anticipates 2012 revenue of between $21.8 and $22.8 billion. This includes an expected decline of over $3 billion in Zyprexa sales due to patent expirations in most markets outside of Japan. The reduction in revenue due to Zyprexa patent expirations is expected to be partially offset by growth in key franchises including Cymbalta, Cialis®, Humalog®, Humulin® and Forteo®, as well as continued growth of newer products such as Effient®, Axiron® and Tradjenta®. The company also anticipates continued strong, double-digit revenue growth from its Elanco

Animal Health business. Both Japan and Emerging Markets are expected to post continued strong underlying volume growth; however, overall revenue growth in these markets in 2012 will be adversely affected by anticipated pricing actions in Japan and by the expected impact of patent expirations, including Zyprexa, in some emerging market countries.

The company anticipates that gross margin as a percent of revenue will be approximately 77 percent.

As a result of ongoing productivity efforts, the company expects to keep operating expenses essentially flat compared to 2011. Marketing, selling and administrative expenses are expected to be flat to declining and in the range of $7.4 billion to $7.8 billion. Research and development expense is expected to be flat to increasing and in the range of $5.0 billion to $5.3 billion.

Other income and deductions is expected to be in a range between net expense of $50 million and net income of $100 million.

The 2012 tax rate is expected to be approximately 21 percent, and assumes the extension of the R&D tax credit for the full year 2012.

Operating cash flows are expected to be more than sufficient to fund capital expenditures of approximately $800 million, as well as anticipated business development activity and the company’s current dividend.

Webcast of Conference Call

As previously announced, investors, media and the general public can access a live webcast of the 2012 financial guidance conference call through a link on Lilly’s website at www.investor.lilly.com. The conference call will be held today beginning at 9:30 a.m. Eastern Standard Time (EST) and will be available for replay via the website through March 2, 2012.

Lilly, a leading innovation-driven corporation, is developing a growing portfolio of pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers – through medicines and information – for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com; Lilly’s clinical trial registry is available at www.lillytrials.com.

F-LLY

This press release contains forward-looking statements that are based on management’s current expectations, but actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. Pharmaceutical products can develop unexpected safety or efficacy concerns. The company’s results may also be affected by such factors as competitive developments affecting current products, including the impact of generic competition; market uptake of recently-launched products; the timing of anticipated regulatory approvals and launches of new products; regulatory actions regarding currently marketed products; issues with product supply; regulatory changes or other developments; regulatory compliance problems or government investigations; patent disputes; changes in patent law or regulations related to data-package exclusivity; other litigation involving current or future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals, including U.S. health care reform; changes in tax law; asset impairments and restructuring charges; acquisitions and business development transactions; and the impact of exchange rates and global macroeconomic conditions. For additional information about the factors that affect the company’s business, please see the company’s latest Form 10-Q and Form 10-K filed with the U.S. Securities and Exchange Commission. The company undertakes no duty to update forward-looking statements.

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Alimta® (pemetrexed, Lilly)
Axiron® (testosterone, Acrux Corp.)
Cialis® (tadalafil, Lilly)
Cymbalta® (duloxetine hydrochloride, Lilly)
Effient® (prasugrel, Lilly)
Forteo® (teriparatide [rDNA origin] injection, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Tradjenta® (linagliptin, Boehringer Ingelheim)
Xigris® (drotrecogin alfa (activated)), Lilly
Zyprexa® (olanzapine, Lilly)